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                                                                    Exhibit 99.1

                            [LITTELFUSE LETTERHEAD]




NEWS RELEASE

CONTACT:  PHIL FRANKLIN,
VICE PRESIDENT, TREASURER & CFO (847) 391-0566


                     LITTELFUSE ACQUIRES TECCOR ELECTRONICS
    Acquisition Achieves Deep Penetration into Overvoltage Protection Market

         DES PLAINES, ILLINOIS, JULY 8, 2003 - Littelfuse, Inc.
(NASDAQ/NMS:LFUS) today announced it has acquired Teccor Electronics, Inc. from a subsidiary of Invensys plc for $44 million in cash plus a future payment of $5 million contingent on sales of Teccor products reaching $107 million for calendar year 2005.

         Teccor, based in Irving, Texas, has annual global sales of approximately $75 million. Teccor manufactures and markets semiconductor products for the telecommunications and industrial market segments. The company manufactures two product groups: a line of transient voltage suppressor devices and a line of power switching devices. Teccor has the number one market share position in North America and is in the top three globally for both product categories.

         "We are pleased to welcome Teccor to the Littelfuse family," said Howard B. Witt, Chairman, President and Chief Executive Officer. "The addition of Teccor's market-leading line of overvoltage products solidifies our position as the global leader in circuit protection," added Witt.

         "This strategically important acquisition deepens our overvoltage protection offering and strengthens our position in the telecom and industrial market segments," said David Samyn, General Manager, Electronics Division. "Teccor's complementary products and value added approach to selling will augment Littelfuse's capabilities as the world's leading provider of circuit protection solutions."

         "The last two years have been challenging for Teccor due to their telecom exposure, but both sales and profitability are improving," said Phil Franklin, Vice President, Treasurer and Chief Financial Officer. "We have an aggressive integration plan that is expected to result in $8-10 million

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in annual savings within two years. Related to this plan, we will be accruing approximately $6 million for restructuring charges on the opening balance sheet and spending approximately $6 million in capital. Additionally, we will spend approximately $7 million after closing to buy out equipment leases. We estimate that this acquisition will be about $0.10 dilutive to earnings for the remainder of 2003, be roughly neutral to earnings for 2004 and significantly accretive to earnings for 2005."

         "Despite the near-term challenges, this is the right move for Littelfuse," said Witt. "We are confident in our ability to execute on the cost reduction plan, and both the Littelfuse and Teccor teams are excited about the opportunities that will be created by bringing these two market leaders together."

         Littelfuse will host a conference call today, July 8, 2003, at 12:00 p.m. Eastern/11:00 a.m. Central time to discuss the acquisition. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com or through www.companyboardroom.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through July 15, 2003, and can be accessed through the company's Web site listed above.

         Littelfuse is a global company offering the broadest line of circuit protection products in the industry. In addition to its Des Plaines world headquarters, Littelfuse has manufacturing facilities in England, Ireland, Switzerland, Mexico, China and the Philippines, as well as in Des Plaines and Arcola, Illinois. It also has sales, engineering and distribution facilities in the Netherlands, Singapore, Hong Kong, Taiwan, Japan, Korea and Brazil.

         For more information, please visit Littelfuse's web site at www.littelfuse.com.

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